Exhibit 5.2

ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
414.271.2400 TEL
414.297.4900 FAX
October 1, 2008	www.foley.com
CLIENT/MATTER NUMBER
086100-0165

Wisconsin Power and Light Company

4902 North Biltmore Lane

Madison, WI 53718

Ladies and Gentlemen:

We have acted as counsel for Wisconsin Power and Light Company, a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-151911) (the “Registration Statement”), including the prospectus constituting a part thereof, dated August 6, 2008, and the supplement to the prospectus, dated October 1, 2008 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of $250,000,000 aggregate principal amount of the Company’s 7.60% Debentures due 2038 (the “Debentures”) in the manner set forth in the Registration Statement and the Prospectus. The Debentures will be issued under the Indenture, dated as of June 20, 1997 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, successor, as Trustee (the “Trustee”), and the Officers’ Certificate, dated October 1, 2008 (the “Officers’ Certificate”), establishing the terms and providing for the issuance of the Debentures.

As counsel to the Company in connection with the proposed issue and sale of the Debentures, we have examined: (a) the Registration Statement, including the Prospectus and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (b) the Company’s Restated Articles of Organization and Restated Bylaws, each as amended to date; (c) the Indenture and the Officers’ Certificate; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Debentures, when executed, authenticated and issued in accordance with the Indenture and the Officers’ Certificate and in the manner and for the consideration contemplated by the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement

BOSTON BRUSSELS CENTURY CITY CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SHANGHAI SILICON VALLEY TALLAHASSEE TAMPA	TOKYO WASHINGTON, D.C.

Wisconsin Power and Light Company

October 1, 2008

thereof may be limited by bankruptcy or other applicable laws affecting the enforcement of creditors’ rights generally or by the application of equitable principles.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP